Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Press Release
Dominion Resources Black Warrior Trust
Announces 1st Quarter Cash Distribution
     DALLAS, TEXAS, February 19, 2008—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.651500 per unit. The distribution will be payable March 10, 2008 to unitholders of record on February 29, 2008, according to the Trustee, U.S. Trust.
     This distribution represents the quarterly royalty payment from Dominion Black Warrior Basin, Inc. (DBWB) reflecting production from October 1, 2007 to December 31, 2007. DBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 823 million cubic feet (“MMcf”) during this period compared to 823 MMcf in the previous quarter. Prices for this quarter to the trust averaged $7.02 per mcf compared to $6.26 per mcf for the previous quarter.
     On July 31, 2007, Dominion Black Warrior Basin Inc., an indirect subsidiary of Dominion Resources Inc. which held the underlying properties burdened by the Trust’ royalty interest, was sold to HighMount Exploration & Production Alabama LLC, an indirect subsidiary of Loews Corporation. The Trust does continue to have its clear ownership in the underlying properties and the sale does not affect the ownership.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties that was owned by DBWB (now HighMount) and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust that was formed by Dominion Resources, Inc., the indirect parent company of DBWB, and is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
     The 2007 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of the 2007 Tax Information booklet will be posted on the Trust website by March 1st.
     For more information on Dominion Resources Black Warrior Trust, including current financial reports, please visit our website at http://www.dom-dominionblackwarriortrust.com/.
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Contact:
Ron E. Hooper, Senior Vice President
U.S. Trust, Trustee
(800) 365-6548